UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2009

CECO Environmental Corp.

(Exact Name of registrant as specified in its charter)

Delaware	000-7099	13-2566064
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3120 Forrer Street, Cincinnati, OH		45209
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (416) 593-6543

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 26, 2009, CECO Environmental Corp. (the “Company”) issued $10,800,000 principal amount subordinated convertible promissory notes (the “Notes”) to a group of investors. Interest accrues under the Notes at the annual rate of 6% and is payable as of the end of each calendar quarter.

The Company used the proceeds of the Notes to repay all of its previously existing subordinated debt in the amount of approximately $4.5 million, which debt was accruing interest at rates between 11-12%. The balance of the proceeds will be used for general working capital.

The Notes are due on November 26, 2014. The Notes are not repayable prior to maturity except upon a change of control, or upon the consent of the holder.

The outstanding principal amount of the Notes or any portion thereof, but not the interest, is convertible at the holder’s option, at any time after the issuance Notes at a conversion price of $4.00 per share. Following three years from the date of the Notes, if the closing price of the common stock of the Company is greater than $8.00 for five consecutive days, the Company can cause conversion of the Notes.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 1.01 is incorporated herein by reference to this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities

Item 1.01 is incorporated herein by reference to this Item 3.02. As of the date of the issuance of the Notes, the maximum number of shares of common stock that can be issued under the Notes is 2,700,000. The Notes were sold in private placement transactions to investors located outside the United States, which sales were made pursuant to Regulation S under the Securities Act of 1933, as amended (the “Act”) and to an investor pursuant to Regulation D under the Act. All sales were exempt from registration under such Act pursuant to such regulations. There were no underwriting discounts or commissions.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title

10.1	Form of investor note.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2009	CECO Environmental Corp.

	By:	/S/ DENNIS W. BLAZER
Dennis W. Blazer
Vice President—Finance and Administration
And Chief Financial Officer

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